MICROVAST HOLDINGS, INC. INSIDER TRADING POLICY
I.Introduction
The purpose of this Insider Trading Policy (this “Policy”) is to promote compliance with applicable securities laws by Microvast Holdings, Inc. (“Microvast Holdings”) and its subsidiaries (collectively, the “Company”) and all directors, officers, employees and other agents of the Company (and members of the forgoing persons’ immediate families and households), in order to preserve the reputation and integrity of the Company, as well as that of all persons affiliated with the Company. Questions regarding this policy should be directed to the Company’s designated compliance officer (the “Compliance Officer”).
II.Policy
It is the Company’s policy to comply with all applicable securities laws, including those relating to buying or selling securities in Microvast Holdings (“Company Securities”). In the course of conducting the Company’s business, directors, officers, employees and others may become aware of material, non-public information (as defined in Section IV below) regarding the Company, its affiliates or other companies with which we do business. Directors, officers, employees and agents of the Company and members of their immediate families may not buy or sell Company Securities, or securities of any other publicly-held company, while in possession of material, non-public information concerning or related to such company that was obtained during the course of employment or other involvement with Company business, even if those persons believe the decision to buy or sell is not based upon such material, non-public information.
In addition, entities such as trusts or foundations over which a Company director, officer, employee or agent has control may not buy or sell securities while the employee is in possession of such material, non-public information concerning or related to such company. If you are in possession of material, non-public information, you may not disclose that information to others, even to family members or other Company employees, except for Company employees whose job responsibilities require knowledge of such information.
This Policy will continue to apply to any Company director, officer, employee or agent whose relationship with the Company terminates as long as the individual possesses material, non- public information that he or she obtained in the course of their employment or relationship with the Company.
III.Applicability
The general policy stated above applies to all directors, officers, employees and other agents of the Company. In order to ensure compliance with this Policy, the Board of Directors of Microvast Holdings (the “Board”) has adopted the following procedures, which apply to directors and officers and certain employees and agents of the Company (“Covered Persons”), and their Related Persons (as defined in Section IV.D. below). The Company has determined that these Covered Persons are likely to have access to material, non-public information by virtue of their position with the Company. These procedures apply regardless of the dollar amount of the trade or the source of the material, non-public information. Any questions regarding the applicability of this Policy to a specific situation should be directed to the Compliance Officer.

I.Definition/Explanations
A.Who is an “Insider”?
The definition of “insider” is broad. Any person who possesses material, non-public information is considered an insider as to that information. Insiders include Company directors, officers, employees, independent contractors and those persons in a special relationship with the Company (e.g., its auditors, consultants or attorneys). The definition of an insider is transaction- specific; that is, an individual is an insider with respect to each material, non-public item of which he or she is aware.
B.What is “Material” Information?
The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Some examples of material information include:
•earnings and other financial results (or material changes thereto);
•guidance on earnings estimates or other financial information;
•significant expansion or curtailment of operations, such as the purchase or sale of property or assets;
•a significant increase or decline in revenues;
•changes in dividend policies or the declaration of a stock split or the offering of additional securities;
•significant merger or acquisition proposals or agreements, including tender offers;
•significant new products or plans to enter significant new businesses;
•extraordinary borrowing;
•gain or loss of a substantial customer;
•the institution of significant litigation or regulatory proceedings or investigations;
•significant management developments; and
•impending bankruptcy or financial liquidity problems.

The above list is not exhaustive, and many other types of information may be considered “material” depending on the circumstances. The materiality of certain information is subject to reassessment on a regular basis. When in doubt, please contact the Compliance Officer.
C.What is “Non-Public” Information?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner that makes it generally available to investors through a report filed with the United States Securities and Exchange Commission (the “SEC”) or through media including Dow Jones, Reuters Economic Services, The Wall Street Journal, the Associated Press or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information.
Generally, approximately two full trading days following publication is a reasonable waiting period before information is deemed to be public. Therefore, if an announcement were to be made before the commencement of trading on a Monday, an employee could trade in Company Securities starting on Wednesday of that week, because two full trading days would have elapsed (all of Monday and Tuesday). If the announcement were made on Monday after trading begins, employees could not trade in Company Securities until Thursday. If the announcement were made on Friday after trading begins, employees could not trade in Company Securities until Wednesday of the following week. Note that this restriction is in addition to any other restrictions that apply under this Policy, including the requirement that certain trades be pre-cleared (see Section V.C. below) and that they occur during specified trading windows (see Section V.G. below).
D.Who is a “Related Person”?
For purposes of this Policy, a “Related Person” includes (1) your spouse, minor children and anyone else living in your household, (2) partnerships in which you are a general partner, (3) corporations in which you either singly or together with other “Related Persons” own a controlling interest, (4) trusts of which you are a trustee, settlor or beneficiary, (5) estates of which you are an executor or beneficiary or (6) any other group or entity where the insider has or shared with others the power to decide whether to buy or sell Company Securities. Although a person’s parent, child or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See Section V.D. below for the Company’s policy on “tipping.”
II.Guidelines
A.Non-Disclosure of Material, Non-Public Information
Material, non-public information must not be disclosed to anyone, other than persons within the Company or third party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know such information and who have professional or contractual obligations of confidentiality, until such information has been publicly released by the Company.

B.Prohibited Trading in Company Securities
No Covered Persons or their Related Persons may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities (including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts, but excluding the exercise of options, other than as described in Section V.G. below) outside of a trading window (see Section V.G. below) or when he or she has knowledge of material, non-public information concerning or related to the Company. In addition, in some circumstances, the Company’s directors and officers may be prohibited from trading in Company Securities during any period when certain participants or beneficiaries of individual account plans (such as some pension fund plans) maintained by the Company are subject to a temporary trading suspension in Company Securities.
C.Pre-Clearance
If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. Therefore, Covered Persons must obtain prior clearance from the Compliance Officer, or his or her designee, before he, she or any of his or her Related Persons makes any purchases or sales of Company Securities. An exercise of a stock option need not be pre-cleared if such exercise does not involve the sale of any Company Securities (for example, a sale of Company Securities to finance a broker-assisted “cashless” exercise). Pre- clearance may only be obtained by submitting the Pre-Trading Clearance and Certification Form attached hereto as Annex A. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the applicable securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Pre-clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, pre-clearance of the transaction must be re-requested. If pre-clearance is denied, the fact of such denial must be kept confidential by the person requesting such pre-clearance.
D.“Tipping” Information to Others
Insiders may be liable for communicating or tipping material, non-public information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them and individuals who trade on material, non-public information which has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. Therefore, it is the Company’s policy that Covered Persons are required to keep completely and strictly confidential all non-public information relating to the Company.

E.Avoid Speculation
Covered Persons and their Related Persons may not trade in options, warrants, puts and calls or similar derivative securities on Company Securities or sell Company Securities “short.” For further information, see Section V.I. below. In addition, Covered Persons and their Related Persons may not hold Company Securities in margin accounts. For further information, see Section
V.J. below. Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the Covered Person or Related Person in conflict with the best interests of the Company and its securityholders. Except as required to perform their job, Covered Persons and their Related Persons are also prohibited from participating in on-line chat rooms or other social media forums involving the Company, its business or its stock.
Notwithstanding the foregoing, any person may, of course, exercise options granted to them by the Company and, subject to the restrictions discussed in this Policy and other applicable Company policies, sell shares acquired through the exercise of such options.
F.Trading in Securities of Other Public Companies
No Covered Person or Related Person may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another company if the person learns of material, non-public information about the other company in the course of his or her service to, or employment with, the Company.
G.Trading Window
In addition to all of the other limitations contained in this Policy, Covered Persons and their Related Persons may only buy or sell Company Securities in the public market during the period beginning two trading days after the release of Microvast Holdings’ quarterly and year-end earnings announcement and continuing until the fifteenth calendar day prior to the end of the next fiscal quarter. This Policy does not apply to the exercise of stock options other than “cashless exercises” as described above. In addition, you should remember that, even if the trading window is open, you cannot trade in Company Securities if you are in possession of material, non-public information, and you still must receive pre-clearance for any trade in Company Securities.
From time to time, the Company, through the Compliance Officer, may close trading during a trading window in light of developments that could involve material, non-public information. In these situations, the Compliance Officer will notify particular individuals that they should not engage in trading of Company Securities (except as permitted under a Rule 10b5-1 plan as described below) and should not disclose to others the fact that the trading window has been closed. If the relationship of an individual with the Company should terminate while such a notice is in effect, the prohibition will continue to apply until the Compliance Officer gives notice that the ban has been lifted.

H.Pre-Arranged Trading Plans
SEC Rule 10b5-1(c) provides a defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions. Under this rule, if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and if these arrangements are established at a time when you do not possess material, non-public information relevant to such trades, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned relevant material, non-public information. Arrangements under Rule 10b5-1(c) may specify the amount, price and date through a formula or may specify trading parameters which another person has discretion to administer, but you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing trades, you must not influence his or her actions and he or she must not possess any relevant material, non-public information at the time of the trades. Trading plans can be established for a single trade or a series of trades. The Company prefers that your trading plan provide for trades quarterly during the trading window.
It is important that you properly document the details of a trading plan. Please note that, in addition to the trading plan requirements described above, there are a number of additional procedural conditions to Rule 10b5-1(c) that must be satisfied before you can rely on a trading plan as an affirmative defense against an insider trading charge. These requirements include: (a) that you act in good faith; (b) that you not modify your trading instructions while you possess relevant material, non-public information; and (c) that you not enter into or alter a corresponding or hedging transaction or position. Because Rule 10b5-1(c) is complex, the Company recommends that you work with a broker and the Compliance Officer and be sure that you fully understand the applicable limitations and conditions before you establish a trading plan.
The Compliance Officer will review a proposed trading plan to determine whether the Covered Person is entering into a plan at a time that he or she is not in possession of material, non- public information and the plan is otherwise in compliance with this Policy.
The Compliance Officer will notify the chair of the Audit Committee if any executive officer or director intends to enter into a trading plan. If the chair deems appropriate, a review of any trading plan may be considered by the Audit Committee prior to approval.
I.Hedging
Hedging or monetization transactions can be accomplished in a number of ways, including through the use of financial instruments such as call or put options, prepaid variable forward contracts, equity swaps, collars and exchange funds. These hedging transactions may permit a Company director, officer or employee to own Company Securities without the full risks and rewards of ownership. When that occurs, the Company director, officer or employee may no longer have the same objectives as the Company or the other stockholders. In addition, directors and certain officers subject to the obligations of Section 16 under the Securities Exchange Act of 1934 are obligated to file reports with respect to hedging transactions with the SEC. As a result, the Board has determined that Company directors, officers and employees shall be prohibited from engaging in any hedging transactions.

J.Pledging
Company Securities held in a margin account as collateral for a loan may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.
K.No Circumvention
No circumvention of this Policy is permitted. You may not try to accomplish indirectly what is prohibited directly by this Policy. The short-term benefits to an individual do not outweigh the potential liability that may result when an employee is involved in the illegal trading of securities.
III.Penalties for Insider Trading
Penalties for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not permanently benefit from the violation. Penalties may include:
•civil injunctions;
•treble damages;
•disgorgement of profits;
•prison sentences of up to 20 years and criminal fines of up to $5 million per violation for natural persons and $25 million per violation for non- natural persons;
•civil fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;
•fines for the employer or other controlling/supervisory person of up to the greater of $1.2 million or three times the amount of the profit gained or loss avoided plus, in the case of entities, a criminal penalty of up to $2.5 million; and
•criminal penalties up to 25 years in prison for knowingly executing a “scheme or artifice to defraud any person” in connection with any registered securities.
In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, including termination of the persons involved.

IV.Acknowledgment
All Covered Persons must certify in writing using the form attached hereto as Annex B that they have read and intend to comply with the procedures set forth in this Policy.
Additionally, in the event you decide to establish a Rule 10b5-1 trading plan, your broker- dealer will need to sign a Broker Instruction and Representation Letter in the form attached hereto as Annex C.
V.Interpretation
This Policy should be interpreted and construed in the context of all applicable laws and the Certificate of Incorporation and Bylaws of Microvast Holdings, as well as any other corporate governance documents.

VI.Amendment; Waivers
The Board reserves the right to amend this Policy at any time. The Board may grant a waiver of this Policy on a case-by-case basis but only under special circumstances.

Approved and Adopted: July 23, 2021